Dated [●] 2015
UK SPV CREDIT FINANCE PLC as Issuer and DEUTSCHE TRUSTEE COMPANY LIMITED as Trustee SUPPLEMENTAL TRUST DEED supplementing the provisions of the trust deed dated 24 September 2010.
IMAGE OMITTED
Ref: L-237036

Linklaters LLP

Table of Contents

Contents Page

1 Definitions and Interpretation	2
2 Amendments	3
3 Trust Deed	6
4 Law and Jurisdiction	6
5 Severability	7
6 Contracts (Rights of Third Parties) Act 1999	7
7 Counterparts	7

THIS SUPPLEMENTAL TRUST DEED is dated [●] 2015 and made between:

(1)	UK SPV CREDIT FINANCE PLC incorporated under the laws of England and Wales, whose registered office is at Fifth Floor, 6 St. Andrew Street, London EC4A 3AE, United Kingdom (the “Issuer”); and
(2)	DEUTSCHE TRUSTEE COMPANY LIMITED, a limited company incorporated under the laws of England whose registered office is at Winchester House, 1 Great Winchester Street, London EC2N 2DB, United Kingdom (the “Trustee”, which expression includes, where the context admits, all persons for the time being the trustee or trustees of this Supplemental Trust Deed).

Whereas:

(A)	On 24 September 2010, the Issuer issued U.S.$200,000,000 in aggregate principal amount of 9.375 per cent. Loan Participation Notes due 2015 (the “Notes”), issued by, but without recourse to the Issuer, for the sole purpose of funding a loan to Public Joint-Stock Company Commercial Bank “PrivatBank” (the “Borrower”) pursuant to a loan agreement dated 17 September 2010 (the “Loan Agreement”). The Notes were constituted by a trust deed dated 24 September 2010 between the Issuer and the Trustee (the “Trust Deed”).
(B)	Pursuant to an extraordinary resolution passed by the Noteholders on [●] 2015 (the “Extraordinary Resolution”), the Noteholders sanctioned certain amendments to the terms and conditions of the Notes and the Loan Agreement and the holders of the Notes have authorised the Trustee and the Issuer to make the necessary amendments to the Trust Deed pursuant to this Supplemental Trust Deed. As of the date of this Supplemental Trust Deed, the amendments to the Loan Agreement effected by the supplemental loan agreement dated [●] 2015 between the Issuer and the Borrower (the “Supplemental Loan Agreement”) have been executed and registered with the National Bank of Ukraine and will become effective on the date of execution and delivery of this Supplemental Trust Deed (the “Effective Date”).
(C)	The Trustee has agreed to act as trustee of this Supplemental Trust Deed on the following terms and conditions.

NOW THIS SUPPLEMENTAL TRUST DEED WITNESSES AND IT IS HEREBY DECLARED as follows:

1	Definitions and Interpretation

Terms defined in the Trust Deed shall, unless otherwise defined herein or the context requires otherwise, bear the same meanings herein. The rules of interpretation set out in the Trust Deed shall apply to this Supplemental Trust Deed.

1.1	Principles of Interpretation

In this Supplemental Trust Deed, references to a Schedule or a Clause or sub-clause, paragraph or sub-paragraph are, unless otherwise stated, to a schedule hereto or a clause or sub-clause, paragraph or sub-paragraph hereof respectively.

1.2	Headings

The headings and sub-headings are for ease of reference only and shall not affect the construction of this Supplemental Trust Deed.

2	Amendments

With effect from the Effective Date, the Trust Deed and the Terms and Conditions of the Notes shall be amended as follows:

2.1	Amended Clauses

The following clause of the Trust Deed shall be amended as follows:

2.1.1	Clause 2.6 (Redemption) shall be deleted and replaced with the following:

“2.6 Redemption

2.6.1	Unless previously prepaid or repaid, the Borrower will be required to repay the Loan (together with any outstanding interest or additional amounts) in two instalments on each Amortisation Date at the related Amortisation Amount (each as defined in the Loan Agreement) and, subject to such repayment, such amount of the Notes then remaining outstanding as is equal to the aggregate principal amount of the Loan to be repaid by the Borrower will on that date be redeemed or repaid by the Issuer at their principal amount thereof.
2.6.2	If the Loan should become prepayable or repayable (and be prepaid or repaid), otherwise than as provided in sub-Clause 2.6.1 above, pursuant to the Loan Agreement prior to 23 January 2018, all Notes then remaining outstanding shall thereupon become due and redeemable or repayable in accordance with the Conditions.”
2.2	General Amendments

The following amendments shall be made to the Trust Deed:

2.2.1	all references to “Loan Participation Notes due 2015” shall be deleted and replaced with “Loan Participation Notes due 2018”;
2.2.2	all references to “9.375 per cent.” shall be deleted and replaced with “10 per cent.”;
2.2.3	all references to “23 September 2015” shall be deleted and replaced with “23 January 2018”; and
2.2.4	the fourth paragraph of Schedule 1 of the Trust Deed shall be deleted and replaced with the following:

“together with any applicable premium and with interest on such principal sum at the rate of 10 per cent. per annum from (and including) [Effective Date] 2015 to (but excluding) 23 January 2018 payable in arrear on each Interest Payment Date, subject to and in accordance with the Conditions and together with any accrued and unpaid interest on such principal sum at the rate of 9.375 per cent. per annum from (and including) 23 March 2015 up to (but excluding) [Effective Date] 2015, payable in arrear on the First Interest Payment Date and calculated on the basis of a year of 360 days consisting of 12 months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed.”

2.3	Amendments to Schedule 4 of the Trust Deed

The Terms and Conditions of the Notes contained in Schedule 4 of the Trust Deed shall be modified as follows:

2.3.1	all references to “Loan Participation Notes due 23 September 2015” shall be deleted and replaced with “Loan Participation Notes due 23 January 2018”;
2.3.2	all references to “9.375 per cent.” shall be deleted and replaced with “10 per cent.”;
2.3.3	Condition 5 shall be deleted and replaced with the following:

“5 Interest

On each Interest Payment Date (or such later date as amounts equivalent to amounts of interest are received from the Bank) the Issuer shall account to the Noteholders and/or Couponholders for an amount equivalent to amounts of interest actually received by or for the account of the Issuer pursuant to the Loan Agreement, which interest under the Loan Agreement is equal to 10 per cent. per annum as set out in Clause 5.2 (Calculation of Interest) of the Loan Agreement (the “Rate of Interest”).

Interest shall accrue from day to day, starting from (and including) the Interest Commencement Date to (but excluding) the Redemption Date. The amount of interest payable on an Interest Payment Date (other than on the First Interest Payment Date and the Redemption Date) shall be calculated by applying the Rate of Interest to the aggregate outstanding principal amount of the Notes, dividing the product by two and rounding the resultant figure to the nearest cent (half a cent being rounded upwards). If interest is required to be calculated for any other period (including the First Interest Period and the Last Interest Period), it will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each and, in the case of an incomplete month, the number of days elapsed.

On the First Interest Payment Date (or such later date as amounts equivalent to amounts of interest are received from the Bank) the Issuer shall account to the Noteholders and/or Couponholders for an amount equivalent to amounts of interest actually received by or for the account of the Issuer pursuant to Clause 5.5 (Payment of Accrued Interest) of the Loan Agreement, which interest under the Loan Agreement represents all accrued and unpaid interest on the outstanding principal amount of the Loan in accordance with Clause 5.2 (Calculation of Interest) of the Loan Agreement at the rate of 9.375 per cent. per annum from and including the last date on which a payment of interest was made (being 23 March 2015) up to (but excluding) the Effective Date and calculated on the basis of a year of 360 days consisting of 12 months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed.

In this Condition 5:

“Effective Date” means [Subject to the Extraordinary Resolutions having been passed and subject to registration of amendments to both the 2015 Loan Agreement and the 2016 Subordinated Loan Agreement introduced by the 2015 Supplemental Loan Agreement and the 2016 Supplemental Subordinated Loan Agreement, respectively, with the NBU being complete, the date on which (i) (in respect of the 2015 Notes) the 2015 Supplemental Loan Agreement, the 2015 Supplemental Trust Deed and the 2015 Supplemental Agency Agreement and (ii) (in respect of the 2016 Notes) the 2016 Supplemental Subordinated Loan Agreement, the 2016 Supplemental Trust Deed, the 2016 Supplemental Agency Agreement and the Deed of Release shall become effective.] 2015;

“First Interest Payment Date” means 23 September 2015;

“First Interest Period” means the period beginning on and including the Interest Commencement Date and ending on (but excluding) the First Interest Payment Date;

“Interest Commencement Date” means the Effective Date;

“Interest Payment Date” means 23 March and 23 September of each year, commencing on the First Interest Payment Date with the last Interest Payment Date falling on the Redemption Date;

“Last Interest Period” means the period beginning on and including 23 September 2017 and ending on (but excluding) the Redemption Date;”

2.3.4	the first sentence of Condition 6.1 shall be deleted and replaced with the following:

“Unless previously prepaid or repaid under Condition 6 (Redemption and Purchase) or Condition 13 (Enforcement), the Notes will be redeemed at their outstanding principal amount together with accrued interest as provided in Condition 6.2A (Amortising Redemption) with the final Amortisation Date being 23 January 2018 or, if such a day is not a business day, the next succeeding business day (the “Redemption Date”).”;

2.3.5	the following Condition 6.2A shall be inserted immediately after Condition 6.2 (Mandatory Redemption):

“6.2A Amortising Redemption

Unless previously redeemed or purchased and cancelled, the Notes will be redeemed by the Issuer in two instalments on each amortisation date specified in column A below (each an ‘‘Amortisation Date’’) at the related amortisation amount specified in column B below and calculated as at the relevant Amortisation Date (each an ‘‘Amortisation Amount’’). The outstanding principal amount of the Notes shall be reduced by the Amortisation Amount for all purposes with effect from the relevant Amortisation Date such that the outstanding aggregate principal amount of the Notes following such reduction shall be as specified in column C below, unless the payment of the relevant Amortisation Amount is improperly withheld or refused. In such a case, the relevant principal amount will remain outstanding until whichever is the earlier of (a) the day on which all sums due in respect of such Notes up to that day are received by or on behalf of the relevant Noteholders and (b) seven days after the Trustee or the Principal Paying Agent has notified the Noteholders of receipt of all sums due in respect of all the Notes up to that seventh day (except to the extent that there is a failure in the subsequent payment to the relevant holders under these Conditions). The Notes shall be finally redeemed on 23 January 2018, at their final Amortisation Amount.

Amortisation Date (A)	Amortisation Amount (B)	Outstanding Aggregate Amount of the Notes (C)
23 September 2017	30 per cent. of the outstanding aggregate principal amount of the Notes	70 per cent. of the outstanding aggregate principal amount of the Notes
23 January 2018	70 per cent. of the outstanding aggregate principal amount of the Notes	U.S.$0

In these Conditions, references to ‘‘principal’’ shall, unless the context requires otherwise, be deemed to include any Amortisation Amount.”.

3	Trust Deed

From and including the Effective Date, this Supplemental Trust Deed and the Trust Deed shall be deemed to be and regarded, read and construed as one and the same instrument and, accordingly, all references in the Trust Deed to “this Trust Deed”, “this Deed”, “the Trust Deed” or “the Deed” shall be deemed to refer to the Trust Deed as supplemented by this Supplemental Trust Deed.

A memorandum of this Supplemental Trust Deed shall be endorsed by the Trustee on the original of the Trust Deed, and by the Issuer, on the Effective Date.

4	Law and Jurisdiction
4.1	Governing law

This Supplemental Trust Deed and the Notes and any non-contractual obligations arising out of or in connection with them shall be governed by and construed in accordance with English law.

4.2	English courts

The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”), arising from or connected with this Supplemental Trust Deed or the Notes (including a dispute regarding the existence, validity or termination of this Supplemental Trust Deed or the Notes) or the consequences of their nullity.

4.3	Appropriate forum

The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

4.4	Rights of the Trustee and Noteholders to take proceedings outside England

Clause 4.2 is for the benefit of the Trustee and the Noteholders only. As a result, nothing in Clause 4 prevents the Trustee or any of the Noteholders from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law, the Trustee or any of the Noteholders may take concurrent Proceedings in any number of jurisdictions.

5	Severability

In case any provision in or obligation under this Supplemental Trust Deed shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

6	Contracts (Rights of Third Parties) Act 1999

No person shall have any right to enforce any provision of this Supplemental Trust Deed under the Contracts (Rights of Third Parties) Act 1999.

7	Counterparts

This Supplemental Trust Deed may be executed in any number of counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF this Supplemental Trust Deed has been executed as a deed by the parties hereto and is intended to be and is hereby delivered on the date first before written.

Executed as a deed by

UK SPV CREDIT FINANCE PLC

Acting by: ………………..

Name:

Title:

Witnessed by:

.................................................. Name:

Title:

Executed as a DEED by affixing
THE COMMON SEAL OF
DEUTSCHE TRUSTEE COMPANY LIMITED:

By:

Name:
Title:

By:

Name:
Title: